Exhibit 99.2

EARNINGS CALL SCRIPT - Q2 FY2019

The following is a summary of our operational results for the second quarter of fiscal 2019. The purpose of these notes is to add more detail to the standard press release we issue each quarter. We intend to dedicate the Earnings Call time to answering any specific questions on our results or performance year-to-date.

INTRODUCTORY UPDATE

As we announced in June of 2017, and have repeated in our earnings call scripts since, we have an ongoing investigation relating to our Mexico operations. As previously stated, we voluntarily disclosed the matters under investigation to the Department of Justice and the Securities and Exchange Commission in June 2017. We remain committed to full cooperation with both agencies and also reaffirm our strong commitment to compliance with all applicable laws and regulations. Since it is an ongoing investigation, we are not able to provide additional information or answer questions about the investigation at this time.

We sold our Mexico operations effective July 1, 2018. As a result of the sale of Mexico, we have classified the Mexico operating segment as discontinued operations and will focus on our US operations.

OVERALL

The second quarter of fiscal year 2019 extends the positive results related to growth in accounts and outstanding loans experienced in recent periods. We sustained these growth trends and continued to accelerate our growth in the US.

US Revenues during the second quarter of fiscal 2019 increased 6.9% over the same quarter last year. Our US revenue increased due to higher interest and fee income, primarily as a result of higher average-earning loans outstanding and higher insurance revenue. Likewise, same-store revenue in the US (from the 1,146 branches open in both quarters) increased 6.3%. We have seen a slight reduction in the overall yield on our portfolio. This is largely due to our focus on increasing our performing customers into larger balance loans with lower rates. We have also reduced our interest rates in certain markets in an effort to increase demand.

Net income from continuing operations for the second quarter of fiscal 2019 increased to $14.1 million, a 16.8% increase from the $12.0 million reported for the same quarter of the prior year.

Net income for the second quarter of fiscal 2019 increased $4.7 million, or 48.4%, to $14.5 million compared to the $9.8 million in net income reported for the same quarter of the prior year.

Our provision for loan losses increased $7.5 million for the second quarter of fiscal 2019. This is primarily due to an increase in our net charge-offs of $4.1 million. The portion of the provision for loan losses related to a change in loans outstanding increased by $930,000 in the second quarter of fiscal 2019 as compared to the second quarter of fiscal 2018 due to faster growth in outstanding loans in the US during the quarter. There was a $520,000 increase in the US provision due to an increase during the quarter in US accounts 90 days past due when comparing the second quarter of fiscal 2019 to the second quarter of fiscal 2018. Management also increased the allowance $1.9 million as a result of higher front end delinquencies at September 30, 2018.

We did not experience an increase in legal and professional expense compared to the prior year quarter; however, our legal and professional expenses remain elevated. We incurred $300,000 in cost related to the Mexico investigation during the quarter.

Personnel expense increased $1.5 million due to an increase in health benefits claims expense of $1.0 million. We have also experienced an increase in our occupancy expense primarily due to increasing rental rates as well as an increase in the number of branches.

LOAN PORTFOLIO PERFORMANCE

US Customer Base:

We have focused on increasing sophistication in our marketing strategy, which we believe has contributed to expanding our customer base. We continued to set new highs in unique customer growth during the second quarter with a 20% improvement over the same quarter last year. As of September 30, 2018, we grew our unique customer base year over year by 7.0%, this is compared to 1.0%, 0.7%, -3.2%, -4.6%, and 4.7% in the preceding 5 fiscal years (2014-2018 respectively). We ended the second quarter with 28,718 more customers than any other second quarter, setting a new company customer base record. This is compared to being 3,203 customers shy of our all-time largest first quarter customer base at the end of the prior quarter, marking continued growth. Year-to-date, our unique customer base has grown by 8.3%, the largest in recent history which we believe is the result of specific strategies designed to attract new customers and increase customer retention.

With such significant growth in our customer base, we continue to set new quarterly records for former and new customers as well. Former borrowers continued to return and open new loans in record numbers during the second quarter; we experienced an increase of 6.4% in former borrower originations over the same quarter last year. Year-to-date, former borrower originations have increased 4.5% compared to FY 2018. New borrower originations during the quarter increased 9.7% compared to the same quarter last year. Year-to-date, new borrower originations have increased 14.2% compared to fiscal 2018. This marks the eighth consecutive quarter of period over period new customer growth, an area we have focused a number of resources to grow while maintaining credit quality.

US Gross Loan performance:

Our gross loans on September 30, 2018, of $1.126 billion is our largest total gross loans to end a second quarter, a 4.0% increase from the prior largest second quarter in fiscal 2015. Gross loans increased 6.0% in the second quarter, compared to 3.1%, 2.4%, 1.2%, 0.6%, and 4.3% in the preceding 5 fiscal years (2014-2018 respectively). Year-to-date from March 31, 2018, our gross loans have grown 12.2%, the largest increase in recent history.

Looking at same-store year over year gross loans outstanding growth in the US, our balances increased by 10.0% or $101 million as of the end of the second quarter of fiscal 2019. This is an improvement on the same quarter of last year where same-store gross loans outstanding increased 2.8%. More than 70% of our stores open in both fiscal years grew their number of accounts year over year and 78% grew their outstanding loans. Same stores' customer base increased by 51,000 in total year over year, compared to 39,000 at the end of the second quarter of  fiscal 2018 and an average reduction of 20,000 per year over fiscal years 2015-2017.

Credit Quality of Customer Base:

We monitor credit quality through a series of early performance indicators as well as credit scores. All categories of borrowers (new, former and current) are in line with the performance of prior seasonally adjusted performance. This is especially important as we monitor the credit risk as the increase in new borrowers has resulted in new borrowers now making up 19% of the loans originated in the second quarter of fiscal 2019, up significantly from 12.0%, 13.5%, 14.7%, 16.5%, and 17.5% in the preceding 5 fiscal years (2014-2018 respectively).

Delinquencies:

Accounts in the US that were over 90 days delinquent increased to 3.6% on a recency basis, compared to 3.5% at September 30, 2017. In our US operating segment, accounts that are 0 to 60 days past due on a recency basis as a percentage of gross loans are elevated compared to 2017 levels.

New Branches:

As of September 30, 2018, we had 1,189 branches in the US, of which 1,139 are operating under the World Finance name. We continue to re-brand current and acquired branches to strengthen our brand name and reputation and intend to brand all of our operations under the World Finance name in the future.

We are also excited to announce that we closed the acquisition of 9 branches in the state of Utah on October 24, 2018. This expands our footprint to 16 states.

OTHER PERFORMANCE DETAILS

Outstanding Debt:

As of September 30, 2018, our debt to equity ratio was down to 0.4:1 from 0.7:1 as of September 30, 2017. We consider 2:1 to be a conservative level, and we are significantly below that level.

Over the last twelve months, we have decreased our net outstanding debt (outstanding debt less cash) by $82.8 million, while increasing our gross loans receivable, net of unearned interest, insurance and fees by $74.0 million. While our cash flow was enhanced by the sale of our Mexico subsidiaries, we believe this metric, excluding the impact of the sale, demonstrates the strength of our business, especially in light of the distractions we have experienced over the same time frame.

Share Repurchases:

We have not repurchased our common stock since the first quarter fiscal 2018. We cannot, at this time, comment on any plans to recommence share repurchasing.

REGULATORY ENVIRONMENT

State-level Regulations:

We are not aware of any significant changes in state regulations that have been adopted (or appear likely to be adopted in the near term) that are likely to have a material adverse effect on our business.

CFPB:

Regarding the final regulations from the CFPB on small-dollar lending, we believe the effect on our business practices will be very limited. Regarding any other proposed regulation, such as CFPB supervisory oversight, we are not in a position to be able to comment about the potential impact. We will discuss any effect on our operations or policies if, and when, any legislation or regulation is fully enacted that impacts our business.

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